Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ARCIMOTO, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, no par value per share	Other(2)	2,000,000	(1)	$1.39	(2)	$2,780,000	$0.0001102	$306.36
Total Offering Amounts							$2,780,000		$306.36
Total Fee Offsets									-
Net Fee Due									$306.36

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock, no par value per share (“Common Stock”), of Arcimoto, Inc. (the “Registrant”) that become issuable under the Arcimoto, Inc. 2022 Omnibus Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $1.39 per share, which is the average of the high and low prices of the Registrant’s Common Stock on September 30, 2022, as reported on The Nasdaq Global Market.